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                                                                   Exhibit 10.21


                            GENERAL AGENCY AGREEMENT

         THIS GENERAL AGENCY AGREEMENT (this "Agreement") is made and entered into as of January 1, 2004, by and among STATE NATIONAL INSURANCE COMPANY, INC., an insurance company organized under the laws of the State of Texas ("Company"), TOWER INSURANCE COMPANY OF NEW YORK, an insurance company organized under the laws of the State of New York ("Reinsurer"), and TOWER RISK MANAGEMENT CORP., a company organized under the laws of the State of New York ("General Agent");

                              W I T N E S S E T H:

         THAT, in consideration of the mutual covenants hereinafter contained and upon the terms and conditions herein below set forth, the parties hereto agree as follows:

                                    PREAMBLE

         The Company and CONVERIUM REINSURANCE (NORTH AMERICA) INC. , HANNOVER REINSURANCE (IRELAND) LIMITED and E+S REINSURANCE (IRELAND) LIMITED, and TOKIO MILLENNIUM RE LTD. (collectively the "2004 State National Quota Share Reinsurers") have entered into Quota Share Reinsurance Agreements dated as of January 1, 2004 (collectively the "2004 State National Quota Share Reinsurance Agreements"), and the Company, General Agent and Reinsurer have entered into an Excess of Liability Reinsurance Agreement dated as of January 1, 2004 (the "2004 Excess of Liability Reinsurance Agreement"), true and complete copies of which are attached hereto as Exhibits A and B respectively, and fully incorporated herein by this reference (the 2004 State National Quota Share Reinsurance Agreements and the 2004 Excess of Liability Reinsurance Agreement shall be referred to collectively as the "Reinsurance Agreements"), which Reinsurance Agreements require the appointment of the General Agent to perform certain specified acts on behalf of the Company and the respective reinsurers as set forth in the Reinsurance Agreements. The General Agent desires to perform the functions and duties necessary under the Reinsurance Agreements. It is therefore mutually agreed by the parties that the General Agent will perform all functions necessary for the production, service and management of policies issued under the Reinsurance Agreements in accordance with the terms and conditions set forth therein and herein. To the extent that there is any conflict between the terms of this Agreement and the Reinsurance Agreements, the Reinsurance Agreements shall govern. Notwithstanding any provisions to the contrary contained elsewhere herein or in any other document, it is expressly understood that the execution and delivery of this Agreement and the Company's performance hereunder shall not under any circumstances be interpreted to affect, weaken or modify the Reinsurer's obligation to indemnify and hold the Company harmless from and against the business, credit and insurance risks as set forth in the 2004 Excess of Liability Reinsurance Agreement. The contractual assumption by the Reinsurer of these risks in the 2004 Excess of Liability Reinsurance Agreement is a condition precedent to the Company's entering into this Agreement with the General Agent.

                                   ARTICLE I
                             APPOINTMENT AND DUTIES

1.01 The Company, at the direction of the Reinsurer, hereby appoints the General Agent as its managing general agent for the purpose of producing and handling the business, which is the

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subject of the Reinsurance Agreements, issued or renewed on or after the effective date of this Agreement. The Company, at the request of the Reinsurer, hereby grants authority to the General Agent to solicit, accept and receive applications for such classes of coverage as are specified in the Reinsurance Agreements; to secure, at its own expense, reasonable underwriting information through reporting agencies or other appropriate sources relating to each risk insured; to issue, renew and countersign policies, certificates, endorsements and binders which the Company may, from time to time, authorize to be issued, delivered, renewed and countersigned; and to collect and receipt for the premiums thereon and therefor.

1.02 All activities of the General Agent pursuant to this Agreement shall be in strict compliance with the terms of the Reinsurance Agreements and all rules, regulations and instructions of the Company, including, but not limited to, all rules, instructions and specifications included in the Company's rate manuals, rate brochures and rate schedules.

1.03 The Company, at the Reinsurer's request, further authorizes the General Agent to perform all acts and duties under policies of insurance issued by the Company as would otherwise be performed by the Company, including, but not limited to, properly sending and/or receiving reports and notices and remitting and/or receiving monies due from or to the Company, and adjusting and paying losses or other claims. The Company grants to the General Agent the authority to settle claims on behalf of the Company. However, the maximum dollar amount of such authority per claim shall not exceed $100,000. For claims settlement in excess of $100,000, the General Agent may only settle such claims with prior approval of the Company and the 2004 State National Quota Share Reinsurers. The Company retains final authority to determine any disputes relating to claims settlement and setting of loss reserves. In performing each of the acts mentioned above, the General Agent shall be under the direct supervision and control of the Reinsurer, and the Reinsurer shall be solely responsible for the acts of the General Agent. While there are acts of the General Agent which may be required by applicable law to be performed on behalf of the Company, the Reinsurer shall remain ultimately responsible for such acts and will indemnify and hold the Company completely harmless for any damage, cost, liability, expense and/or loss (including attorneys' fees and expenses) incurred by the Company as respects such acts of the General Agent. The General Agent must send to the Company a report, as soon as it becomes known, that a claim (i) involves a coverage dispute; (ii) involves a demand in excess of policy limits; (iii) alleges bad faith; (iv) exceeds General Agent's claims settlement authority; (v) is open for more than six months; or (vi) alleges a violation of any applicable unfair practices and unfair competition statutes. The Company may suspend or terminate the settlement authority of the General Agent during the pendency of any dispute regarding any event of default by the General Agent.

1.04 Claims handling shall be accomplished by the General Agent through its designated representative ("Claims Administrator"), which designation is subject to the Company's and Reinsurer's continuing approval. The agreement between the General Agent and the Claims Administrator shall be subject to the approval of the Reinsurer and the Company and shall not be inconsistent with the terms and conditions of this Agreement. Payment to the Claims Administrator shall be made by the General Agent, on behalf of the Company, directly to the Claims Administrator. The Claims Administrator shall accept notice of and investigate any claim arising under any of the Policies, and pay, adjust, settle, resist, or compromise any such claim, unless the Company specifically directs to the contrary with respect to any individual claim. All such loss settlements, whether under strict policy conditions or by way of compromise, shall be unconditionally binding upon the Company and the Reinsurer. However, should the Company be

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ordered or instructed by the Texas Department of Insurance or any other regulatory agency of competent jurisdiction to take any action or refrain from taking any action with regard to any claim, the Reinsurer and the General Agent shall be bound by and shall follow the order or instructions of such regulatory agency as though the General Agent were the object of such order or instruction. The General Agent will exercise the authority granted hereunder in good faith and toward the end of paying any and all valid claims. The General Agent is authorized to have claims adjusted through independent claims adjusters, subject to the supervision of the Reinsurer. The selection of independent claims adjusters shall be subject to prior written approval of the Reinsurer and Company. Such independent claims adjusters are not the agents of the Company and the Company shall be held harmless and indemnified by the Reinsurer for any liability, claim, demand, expense and/or cost of whatever kind or character as a result of, related to or connected with any action or inaction of such claims adjusters.

1.05 The Company shall not be responsible for the General Agent's expenses and costs, including, but not limited to, salaries, bonuses, rentals, transportation facilities, clerk hire, solicitors' fees, postage, advertising, exchange, personal license fees, adjustment by the General Agent of losses under policies issued by the General Agent, or any other agency expenses whatsoever. The General Agent's sole compensation shall be the amounts payable to the General Agent in Article III of this Agreement.

1.06 The General Agent understands and agrees that it has no power or authority granted to it by the Company independent of this Agreement and the 2004 Excess of Liability Reinsurance Agreement, and that this Agreement and the General Agent's authority hereunder shall cease immediately upon the termination, for any reason, of this Agreement or any of the Reinsurance Agreements (excepting only the General Agent's responsibilities with regard to run-off and other matters as set forth herein or in the Reinsurance Agreements).

1.07 The General Agent shall not have the power to accept or bind risk other than as set forth herein, as set forth in the 2004 Excess of Liability Reinsurance Agreement or as may be subsequently authorized by the Company and Reinsurer in writing. The General Agent may not bind or cede reinsurance or retrocession on behalf of the Company, may not commit the Company to participation in insurance or reinsurance syndicates, and may not commit the Company to a claim settlement with a reinsurer without the prior written approval of the Company. If such prior written approval is given, the General Agent shall forward promptly a report to the Company concerning such transaction and/or payment. The Company hereby authorizes the General Agent to collect payments for losses and loss adjustment expenses from a reinsurer. The General Agent shall send a report to the Company concerning such transactions promptly.

1.08 The General Agent acknowledges that, with respect to any state in which business is permitted to be written under the Reinsurance Agreements, this Agreement shall not become effective until the General Agent is first duly appointed by the Company with the applicable regulatory authority. The General Agent agrees that any producing agent receiving commission pursuant to this Agreement shall first be duly registered by the Company and said appointment on file with any applicable state insurance department. The General Agent further agrees to be responsible for the payment of any penalty assessed to the Company for any violation by the General Agent or any producing agent or broker registered by the General Agent pursuant to the provisions of Article IV hereof of any license or appointment provision of the Texas Insurance Code, or other applicable state statutes, and the rules and regulations promulgated thereunder. If

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the General Agent fails to pay such penalty, the Reinsurer shall in accordance with the 2004 Excess of Liability Reinsurance Agreement pay it immediately upon written notification by the Company of the General Agent's failure to pay such penalty.

1.09 It is understood that the Reinsurer has acknowledged that the Company shall not be required to monitor the General Agent's compliance with the terms of either the Reinsurance Agreements or this Agreement and the Reinsurer shall be responsible for monitoring the General Agent's compliance with the Reinsurance Agreements and this Agreement.

1.10 The authority and limitations of the General Agent to issue policies are as follows:

         (a) the maximum annual premium volume the General Agent may produce under this Agreement is $50,000,000 (fifty million dollars);

         (b) the basis of the rates charged are as provided in the Company's rate manuals, rate brochures and rate schedules which the General Agent shall follow, and the General Agent shall not decrease rates or increase discounts without the prior approval of the Company and Reinsurer;

         (c) the only classes of business the General Agent is authorized to produce and handle under this Agreement are the classes of business specified in the Reinsurance Agreements;

         (d) the General Agent may issue policies under this Agreement only to insured residents in the states in which business is permitted to be produced under the Reinsurance Agreements; but this limitation shall not apply to losses if said policies provide coverage outside the aforesaid territorial limit;

         (e) the General Agent shall only cancel policies as set forth in the policy form for the policies produced hereunder or as otherwise permitted by applicable law;

         (f) the maximum term for any policy issued hereunder shall be twelve (12) months;

         (g) the General Agent shall employ all reasonable and appropriate measures to control and keep a record of the issuance of the Company's insurance policies hereunder, including, but not limited to, keeping records of policy numbers issued and maintaining policy inventories;

         (h) the excluded risks are those set forth in the 2004 State National Quota Share Reinsurance Agreements.

         (i) the maximum limits of liability for policies to be produced are as follows:

         1. General Liability - $1,000,000 (one million dollars) per occurrence; $2,000,000 (two million dollars) aggregate;

         2. Automobile Liability - $1,000,000 (one million dollars) combined single limit or $1,000,000 (one million dollars)/$1,000,000 (one million dollars) split limit;

         3.       Property - $10,000,000 (ten million dollars) per risk

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         The above limits apply to all segments for General Liability. These limits also apply to the Small Market and Middle Market for Property and Automobile policies only.

In underwriting policies, the General Agent shall follow the underwriting guidelines developed by the General Agent, the Reinsurer and the Company, and these guidelines are herein incorporated by reference.

                                   ARTICLE II
                                    PREMIUMS

2.01 It is expressly agreed and understood that all premiums collected by the General Agent are collected on behalf of the Company; that such premiums are the property of the Company, the 2004 State National Quota Share Reinsurers and the Reinsurer as their respective interests may appear pursuant to the Reinsurance Agreements, less such commissions and fees as are due the General Agent as specified herein. All premiums on policies issued hereunder shall be collected within seventy-five (75) days of the effective date of the policy or the General Agent shall cancel such policy. All premiums collected by the General Agent on the business produced under the Reinsurance Agreements shall be held in trust by the General Agent in a fiduciary capacity on behalf of the Company and shall be deposited immediately in a segregated trust account that is maintained separate and apart from all other bank accounts of the General Agent and which reflects the ownership of the account by the Company (the "Operating Fund"). The General Agent shall not commingle any funds deposited in the Operating Fund with its general assets. The General Agent shall have no legal or beneficial right, title or interest in the Operating Fund. The General Agent is responsible for full compliance with all applicable laws, regulations, rules and requirements regarding fiduciary trust accounts.

         (a) All premiums collected by the General Agent shall be deposited immediately in the Operating Fund. The only disbursements from the Operating Fund shall be the payment of claims, claims expenses, return premiums, commission due the General Agent as authorized herein, Ceding Fee (as defined in Article 3.02 of this Agreement) due the Company and remittances in accordance with Article 12, Accounts, Remittances and Loss Settlements of the 2004 State National Quota Share Reinsurance Agreements. Within ten (10) days after the end of each month, the General Agent will furnish an accounting of the cash transactions reported in the Operating Fund. Such accounting will include: (i) a summary of premiums, net of cancellations and returns, deposited in the account; (ii) losses and loss adjustment expenses paid, net of any salvage and subrogation; (iii) commissions paid or received; (iv) interest or other investment income received; (v) any bank charges deducted; (vi) Ceding Fees and premium taxes paid; (vii) detail of all such other amounts that increased or decreased the reported cash balance in a level of detail sufficient to enable the Company to meet its Statutory financial reporting requirements; and (viii) copies of bank statements and of the reconciliation of same to the reported financial amounts.

         (b) The General Agent, via an investment manager, shall have the power to direct the investment of the funds held in the Operating Fund. The General Agent shall satisfy any financial obligation of the Company to the 2004 State National Quota Share Reinsurers by remitting funds deposited in the Operating Fund to such 2004 State National Quota Share Reinsurers. In addition, any interest earned on funds deposited in the Operating Fund shall inure to the benefit of the General Agent. The Operating Fund shall be established so that the Company will receive on a monthly basis a detailed report on all investment transactions,

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         copied on all executed trade tickets, and receive monthly account reporting directly from the Custodian so that all disbursements and transactions can be reconciled.

         (c) The bank costs incurred for the Operating Fund shall be deducted from interest income earned on the Operating Fund balance. The General Agent shall be responsible for any bank costs that exceed the interest income earned on the Operating Fund.

The General Agent shall not make personal use of any funds in this account. The commissions payable to the General Agent are debts due to the General Agent by the Reinsurer and the privilege herein granted of deducting commissions from said premiums should not be taken as a waiver by the Company of its exclusive ownership rights of premiums as provided herein. Should any dispute arise between the Company, the Reinsurer and/or the General Agent regarding payment of premium, the General Agent shall remit immediately all money and property, without deductions for commissions, to the Operating Fund with full reservation of any and all rights reserved by the parties.

2.02 The General Agent shall furnish to the Company and the Reinsurer all necessary premium and loss data (in a form acceptable to the Reinsurer and the Company) no later than thirty (30) days following the end of the month during which the business is written or losses are incurred to enable the Company to record statistics required by statutes, regulation or upon call by authorities having competent jurisdiction. Such data shall include, but is not limited to, premiums written and unearned premium. Said data shall be segregated by lines of insurance and location of risk.

2.03 The keeping of an account with the General Agent on the Company's books as a creditor and debtor account is declared a record memorandum of business transacted and neither such keeping of an account, nor alteration in commission rate, nor failure to enforce prompt remittance or compromise or settlement or declaration of balance of account, shall be held to waive assertion of the trust relation as to premiums collected by the General Agent.

2.04 The General Agent shall be liable for the payment of all premiums upon all policies of insurance written through the General Agent or any sub-agents of the General Agent.

2.05 The General Agent shall remit to the Reinsurer, or Company as applicable, any funds of or due to the Company under this Agreement at the earlier of the following: (1) forty-five (45) days from the end of the month in which premium is recorded; or (2) forty-five (45) days from the end of the month in which the coverage under this Agreement became effective.

2.06 The General Agent shall hold all funds of or due the Company in a fiduciary capacity.

                                  ARTICLE III
                        COMPENSATION TO THE GENERAL AGENT

3.01 In partial consideration for the services rendered hereunder and under the Reinsurance Agreements, the General Agent is entitled to the commission payable by the Reinsurer as specified herein. In addition, the Company shall allow the General Agent a provisional commission as specified in Article 10, Section A and B of the 2004 State National Quota Share Reinsurance Agreements less 1.0% (one point zero percent) on all subject collected net written premiums, as defined in the 2004 State National Quota Share Reinsurance Agreements with such amounts to be paid to the General Agent on all subject collected net written premiums produced under this

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Agreement. The Company shall not pay the General Agent any commission amounts in respect of net written premiums which are not received by the Company. The General Agent shall assume the credit risk associated with the underlying insureds and shall pay to the Company a Ceding Fee in respect of the net written premiums whether collected or not by the General Agent.

3.02 The General Agent shall pay direct to the Company 7.0% (seven point zero percent) of all net written premiums produced under this agreement ("Ceding Fee"), and to the 2004 State National Quota Share Reinsurers and 2004 Excess of Liability Reinsurer their premiums, as specified in the respective Reinsurance Agreements, and the amounts for assignments, assessments, premium taxes, fines and penalties as specified in such Reinsurance Agreements. This above Ceding Fee due the Company shall not be reduced by any payments due by the General Agent to third parties except for return net written premiums. The General Agent shall allow the Company to return commission on return net written premiums and policy fees at the same rates as received by the General Agent.

3.03 The General Agent's commission on premiums ceded to the various Reinsurers is subject to adjustment as specified in Article 10, Section A. and
B. of the 2004 State National Quota Share Reinsurance Agreements less 1.0% (one point zero percent).

3.04 The Company shall not be liable for or responsible for any commissions or other monies payable by the 2004 State National Quota Share Reinsurers to the General Agent. The General Agent shall not sue or seek arbitration against the Company for any actions by, or debts owing from, the 2004 State National Quota Share Reinsurers.

3.05 In the event the Company or the 2004 State National Quota Share Reinsurers, during the continuance of this Agreement or after its termination, refunds premiums under any policy of insurance by reasons of cancellation or otherwise, the General Agent agrees immediately to return to the Company or the 2004 State National Quota Share Reinsurers, as applicable, the commission previously received by it on the portion of the premium refunded. The General Agent shall not be required to return, as commission or return commission, monies greater than the total commission paid or otherwise payable to the General Agent.

                                   ARTICLE IV
                                   SUB-AGENTS

4.01 The General Agent shall comply with, and shall be responsible to insure the compliance by, all such producing agents with the terms of this Agreement and the Reinsurance Agreements and all other written rules and regulations of the Company, and treat as confidential and use only in the interest of the Company all instructions, information and materials received from the Company.

4.02 The General Agent shall be solely responsible for the performances of any producing agents under all of the terms and provisions hereof, including, but not limited to, the collections of premiums and refunds of premiums.

4.03 Each such producing agent must be registered or appointed, as required, as an agent of the Company through the appropriate regulatory body before any application shall be accepted from him or other insurance performances on behalf of the Company are performed. The General Agent

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shall be ultimately responsible for the obligation of the producing agent to obtain an appointment as provided herein.

4.04 It is also specified that the General Agent shall be responsible for all commissions payable to any producing agents. The General Agent and any producing agent shall not seek to hold the Company or Reinsurer liable through litigation, arbitration or otherwise for commissions payable to such producing agents.

4.05 The Company, in its sole discretion with or without cause, and without prior written notice, may terminate the appointment of any producing agent.

4.06 The General Agent shall not permit its subagents or subproducers to serve on its Board of Directors.

4.07     The General Agent shall not appoint sub-managing general agents.

                                   ARTICLE V
                           ADDITIONAL DUTIES OF AGENT

5.01 The General Agent shall, at all times during the period of this Agreement, comply with all applicable laws and all orders, policy decisions or other requirements of the Texas Department of Insurance or other applicable state insurance department.

5.02 All books, records, accounts, documents and correspondence of the General Agent and any producing agent pertaining to the Company's and Reinsurer's business shall, at all times, be open to examination by any authorized representative of the Company, Reinsurer or any of the 2004 State National Quota Share Reinsurers. The General Agent shall make copies of records available upon request by the Company or Reinsurer any of the 2004 State National Quota Share Reinsurers, whether such request is before or after termination of this Agreement or the Reinsurance Agreements. The General Agent must maintain separate records of business, including, but not limited to, underwriting files for each insurer for whom it acts as a general agent. Such records must be maintained for five (5) years or until the completion of a financial examination by the insurance department of the state in which the Company is domiciled, whichever is longer.

5.03 The General Agent shall maintain adequate accounting procedures and systems, at no cost or expense to the Company, and shall provide statistics in a timely manner for all reporting requirements under the Reinsurance Agreements or as shall be required from time to time by the regulatory authorities of the State of Texas or any other applicable governmental agency or authority. Such statistical information shall be provided to the Company by the General Agent at the General Agent's sole cost and expense.

5.04 The General Agent shall forward to the Company, no later than the 30th day of the month following the month being accounted for, a report in detail of all policies of insurance written or placed, or liability increased or decreased, or policies continued or renewed or canceled by or through the General Agent during the month being accounted for, which shall include all premiums due thereon whether collected or not. Such report shall show the net amount due to the Company and Reinsurer on all such business on the lines of business authorized to be written by the General Agent and the amounts paid in losses, loss adjustment expenses and commissions. Such report shall also include, to the extent not already included, both insurance and reinsurance transactions, including:

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         (i)      statement of written, earned and unearned premiums;

         (ii)     losses and loss expenses outstanding;

         (iii)    losses incurred but not reported; and

         (iv)     any management fees.

The report shall be received by or confirmed to the Company no later than thirty
(30) days from the close of the month for which business is reported. The Company shall maintain such account reports on file for at least five (5) years and shall make the account reports available to the Commissioner of Insurance of the State of Texas (the "Commissioner"), or other applicable state department of insurance, for review upon request.

5.05 The General Agent shall account for and furnish to the Company, upon request with reasonable notice, complete copies of all policies issued, copies of all spoiled, voided or otherwise unissued policies, and copies of all claim files created with respect to all loss occurrences under any policy issued under this Agreement.

5.06 The title of all undelivered policies, books, supplies, or other property related to the reinsured business is in the Company, and these shall be delivered to the Company by the General Agent immediately upon the termination of this Agreement. The General Agent agrees to surrender peaceably the same without compelling the Company to resort to any legal proceedings whatsoever.

5.07 The General Agent shall not insert any advertisement respecting the Company in any publication or issue any circular or paper referring to the Company without first obtaining the written consent of the Company. The General Agent shall comply with all statutes and regulations pertaining to advertising, and establish and maintain records of any such advertising as required by the applicable laws of the states in which it is doing business.

5.08 The General Agent shall maintain on behalf of the Company and Reinsurer complete copies of all policies issued hereunder and copies of all claim files created with respect to all loss occurrences thereunder. Any or all policies and/or claim files required to be maintained by General Agent pursuant to this
Section 5.08 may be maintained in electronic data storage form accessible by computer and if so stored in this fashion, no physical copy of such items need be maintained. Where electronic claims files are maintained by the General Agent, any data from such files requested or required by the Company shall be provided within thirty (30) days or less if so requested by the Company.

5.09 The General Agent shall pay to the account specified in Section 2.01 hereof the positive balance, if any, no later than forty-five (45) days following the end of the month during which the business was written net collected premiums hereunder (being defined as premiums collected less return premiums) less the General Agent's commissions and less loss adjustment expenses and loss payments. Should such balance be a negative amount, the Reinsurer shall promptly pay the General Agent upon receipt and verification of the amount due as reported by the General Agent.

5.10 The General Agent shall be solely responsible for procuring any renewal, extension, or new policy of insurance that may be required by any state or rule or regulation of any state

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insurance department with respect to policies originally written directly for the Company. The General Agent and Reinsurer, in accordance with the Reinsurance Agreements, shall indemnify the Company and hold it harmless from any loss, damage, cost, claim or expense whatsoever that the Company may incur, or for which it may become liable, as a result of the said General Agent's failure, refusal or neglect to fulfill said responsibility.

5.11 The General Agent agrees that its duties and obligations under this Agreement shall be due and owing also to the Company's and Reinsurer's successors and assigns.

5.12 Nothing in this Article V shall be construed as requiring the Company to monitor the book of business which is the subject of the Reinsurance Agreements for the benefit of the Reinsurer.

5.13 The Company shall conduct or cause to be conducted a semi-annual examination of the General Agent, in accordance with the Company's audit guidelines. Furthermore, if the Company's aggregate premium volume increases by thirty (30) percent in any thirty (30) day period, the Reinsurer at no expense to the Company, and on behalf of the Company, shall examine or cause to be examined within ninety (90) days the General Agent if it writes more than twenty
(20) percent of the Company's volume and has also experienced a twenty (20) percent increase in premium volume during that same thirty (30) day period.

The examinations required under the preceding paragraph shall adequately provide the Commissioner with the information outlined in (a) through (e) below, shall be made available to the Commissioner for review, shall remain on file with the Company for a minimum of three (3) years and shall, at a minimum, contain information concerning the following:

         (a)      claims procedures of the General Agent;

         (b) timeliness of claims payments by the General Agent (i.e., lag time between date claim is reported and date claim is paid);

         (c)      timeliness of premium reporting and collection by the General
                  Agent;

         (d) compliance by the General Agent with underwriting guidelines under Section 1.10 hereof; and

         (e)      reconciliation of policy inventory.

5.14 The General Agent shall return any unearned premium due insureds or other persons on the business which is the subject of the Reinsurance Agreements; if for any reason, the General Agent does not return such unearned premium, then the Reinsurer shall pay such amount and/or amounts.

5.15 The General Agent shall be duly licensed as a managing general agent or as otherwise required under applicable law to perform its duties hereunder.

5.16 Should any state insurance department make a request to the Company for any data required to comply with a statistical data call, the General Agent shall be solely responsible to provide the Company with such data. Should the request from such state insurance department require the Company to contract the services of an outside source, such as an actuarial firm, to compile the


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data required, the General Agent shall be responsible for its proportionate share of the total cost for services rendered.

5.17 General Agent, when placing business under this Agreement, may not charge a per-policy fee in excess any fees allowed by the applicable insurance regulatory authority.

5.18 The General Agent shall provide Company, at General Agent's expense, an independent financial examination in a form acceptable to the applicable state departments of insurance, or other regulatory body, if required.

5.19 The General Agent shall provide annually to Company, at General Agent's expense, an independent actuary opinion attesting to the adequacy of loss reserves established for losses incurred and outstanding on business produced hereunder if General Agent establishes total loss reserves including IBNR, if required by the applicable insurance regulatory authority.

5.20 The General Agent acknowledges receipt of the Company's Statistical Reporting Policy and Procedure Manual, and will act in accordance therewith. The General Agent will act, at its sole cost and expense, on behalf of the Company to produce, prepare, and file statistical information with the designated statistical reporting bureau. The General Agent will also furnish the Company, and other parties as designated by the Company, with monthly, quarterly and annual reports showing statistical data in respect of the business written as required.

5.21 Company will provide to the General Agent the percentage of written premium to remit directly to Company on a monthly basis for bureau fees related to statistical reporting, and boards and bureaus participation ("Bureau Fees"). In addition to the Bureau Fees, should the Company be charged any fines or penalties for incomplete, inaccurate, or delinquent reporting, the General Agent shall pay such fines or penalties immediately upon written notice. The General Agent will remit Bureau Fees as designated by the Company until notified of any necessary adjustments to the amount of the Bureau Fees. Should the General Agent fail to remit any amounts due to Company under this Section 5.21, then the Reinsurer shall pay such amounts within 60 days written notice from the Company. The initial Bureau Fees shall be .25% of written premium. The Bureau Fees are in addition to other fees and expenses expressly enumerated herein.

5.22 General Agent shall at all times during the term of this Agreement maintain Errors and Omissions insurance coverage in an amount not less than $2,000,000 (two million dollars) per occurrence and $2,000,000 (two million dollars) annual aggregate. General Agent shall provide the Company and the 2004 State National Quota Share Reinsurers with evidence of such coverage prior to execution of this Agreement. General Agent shall provide the Company and the 2004 State National Quota Share Reinsurers with written notice of any change to, or amendment of, such insurance coverage or any receipt by General Agent of any notice of cancellation of such insurance coverage within ten (10) calendar days of any such change, amendment or its receipt of notice of cancellation.

                                   ARTICLE VI
                              TERM AND TERMINATION

6.01 The effective date of this Agency Agreement is 12:01 a.m., Eastern Standard Time, on January 1, 2004, and shall remain continuously in force unless canceled as follows:

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

         (a) This Agreement may be canceled by either party by giving at least ninety (90) days prior written notice to the other party. Notice shall be provided by registered mail, return receipt requested, and notice shall be deemed to have been provided on the date of mailing.

         (b)      Immediately by mutual consent of the Company and General
         Agent.

         (c) At any time, by the Company, without prior notice in the event of the General Agent declaring bankruptcy or being declared or found bankrupt or insolvent, or being the subject of a cease and desist order, corrective order, or being placed in, or subject to, a proceeding of supervision, conservation, rehabilitation or liquidation.

         (d) Immediately upon written notice by the Company in the event of the cancellation or non-renewal of the General Agent's license, as it relates to the business produced in that state, by the New York Department of Insurance or other applicable state insurance department.

         (e) Immediately upon written notice by the General Agent in the event any action against the Company is commenced by Texas Department of Insurance or other applicable state insurance department pursuant to rehabilitation or liquidation. The Company agrees to furnish notice of such action immediately to the General Agent.

         (f) If the General Agent shall fail to make any remittances due from the Company to any of the 2004 State National Quota Share Reinsurers in accordance with Article 12, Accounts, Remittances and Loss Settlements of the 2004 State National Quota Share Reinsurance Agreements, then the Company may at its sole discretion cancel this contract by giving the General Agent written notice of cancellation served personally or by mail, which shall be effective immediately.

         (g) If the General Agent shall defraud or attempt to defraud the Company; or any policyholder, then the Company may at its sole discretion cancel this contract by giving the General Agent written notice of cancellation served personally or by mail, which shall be effective immediately.

         (h)      As provided in Section 8.11 of this Agreement.

         (i) Automatically and immediately, without notice, upon the cancellation or termination of the 2004 State National Quota Share Reinsurance Agreements, including any special termination invoked by any of the 2004 State National Quota Share Reinsurers pursuant to
         Article 14, Special Termination of the 2004 State National Quota Share Reinsurance Agreements.

         (j) If the Reinsurer's A.M. Best rating drops below a "B+" then the Company may at its sole discretion cancel this contract by giving the General Agent written notice of cancellation served personally or by mail, which shall be effective immediately.

         (k) In the event of a reduction of more than 20% (twenty percent) of the Reinsurer's statutory surplus from the Reinsurer's Statutory Surplus Level at December 31, 2003 then the Company may at its sole discretion cancel this contract by giving the General Agent written notice of cancellation served personally or by mail, which shall be effective immediately.

         (l) If there is a change in the office of President or CEO of the Reinsurer then the Company may at its sole discretion cancel this contract by giving the General Agent written notice of cancellation served personally or by mail, which shall be effective immediately.

         (m) In the event of the Insolvency, Rehabilitation, or Regulatory Supervision of the Reinsurer then the Company may at its sole discretion cancel this contract by giving the General Agent written notice of cancellation served personally or by mail, which shall be effective immediately.

         (n) If the Reinsurer ceases underwriting new property and casualty business then the Company may at its sole discretion cancel this contract by giving the General Agent written notice of cancellation served personally or by mail, which shall be effective immediately.

         (o) If the Reinsurer sells 50% or more of its assets or reinsures 50% or more of its Net Written Premium or net liabilities (all as of January 1, 2004) to an unaffiliated third party then the Company may at its sole discretion cancel this contract by giving the General Agent written notice of cancellation served personally or by mail, which shall be effective immediately.

         (p) If an insurance regulatory authority or governmental entity in any United States jurisdiction revokes, suspends or forces the Reinsurer to withdraw its certificate of authority in such jurisdiction then the Company may at its sole discretion cancel this contract by giving the General Agent written notice of cancellation served personally or by mail, which shall be effective immediately.

6.02 This Agreement shall automatically become renewed from year to year upon the renewal of the license or certificate of authority granted to the Company by the New York Department of Insurance and other applicable state insurance department, provided this Agreement shall not be otherwise canceled.

6.03 It is expressly agreed and understood that nothing in this Article VI authorizes the General Agent to write any new business under this Agreement should the 2004 State National Quota Share Reinsurance Agreements terminate, except the business that is required to be renewed or issued because of applicable law or regulation, as provided in Article 3, A. of the 2004 State National Quota Share Reinsurance Agreements. The General Agent also agrees, that upon termination of the 2004 State National Quota Share Reinsurance Agreements, to terminate and/or non-renew, as soon as allowable under the applicable law and/or regulation, all business written under this Agreement.

6.04 The Company shall have no liability to the General Agent by virtue of the Company's termination of this Agreement as set forth in this Article; it being expressly understood that partial consideration for the Company's grant of agency authority to the General Agent is the General Agent's promise that the Company shall not be responsible for any damages which might arise by virtue of any termination of this Agreement.

6.05 In the event of termination of this Agreement, after the General Agent having promptly accounted for and paid over premiums for which it may be liable, the General Agent's records, use and control of expirations shall remain the property of the General Agent and left in its undisputed possession.

6.06 In the event that this Agreement is terminated, the General Agent, for no additional fee, shall have the authority (unless revoked by the Company at its sole discretion in which case the Reinsurer shall appoint a successor at no cost to the Company) as provided in this Agreement to continue to perform all of its duties under this Agreement on the remaining policies during the run-off period. The General Agent's duties during the run-off period shall include handling and servicing of all policies through their natural expiration, together with any policy renewals required to be made by the provisions of applicable law, whether or not the effective date of such renewal is subsequent to the effective date of cancellation of this Agreement. Further, upon termination of this Agreement, the General Agent shall not be relieved of or released from any obligation created by or under this Agreement in relation to payment, expenses, reports, accounting or handling, which relate to the outstanding insurance business under this Agreement existing on the date of such termination. The Company and the General Agent will cooperate in handling all such business until the business has expired either by cancellation or by the terms of the policies and all outstanding losses and loss adjustment expenses have been settled.

6.07 As the 2004 Excess of Liability Reinsurance Agreement provides for termination on a run-off basis, the relevant provisions of this Agreement shall apply to business being run-off. It is also expressly agreed that the terms, conditions and obligations of the Preamble and Articles II, IV and V, Sections 6.04, 6.05, 6.06, 6.07 and 6.08, Article VII, Section 8.11 and Article IX herein shall survive termination of this Agreement.

6.08 The Company may suspend the authority of the General Agent during the pendency of any dispute regarding any event of default by the General Agent.

                                  ARTICLE VII
                        HOLD HARMLESS AND INDEMNIFICATION

         The General Agent agrees to and does hereby indemnify and hold the Company harmless from and against any and all actions, causes of actions, suits, arbitrations, or proceedings of any kind, liabilities, losses, claims, damages, costs, or expenses (including attorneys' fees and expenses), incurred by the Company by reason of, arising out of, or relating in any way to this Agreement or any action taken or inaction by the General Agent. In addition, if the Reinsurer does not indemnify and hold the Company harmless as required by the Reinsurance Agreements, the General Agent shall fulfill the obligations of the Reinsurer and make the payments required pursuant to the Reinsurance Agreements.

                                  ARTICLE VIII
                                  MISCELLANEOUS

8.01 This Agreement has been made and entered into in the State of Texas and shall be governed by and construed in accordance with the laws of the State of Texas.

8.02 This Agreement is not exclusive and the Company reserves the right to appoint other agents in the territory covered by this Agreement and the General Agent reserves the right to act as General Agent for other insurers or reinsurers.

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

8.03 This Agreement shall be binding upon the parties hereto, together with their respective successors and permitted assigns.

8.04 The Company shall have no right of control over the General Agent as to time, means or manner of the General Agent's conduct within the terms of the Agreement and the Reinsurance Agreements and the authority herein granted and nothing herein is intended or shall be deemed to constitute the General Agent an employee or servant of the Company. The General Agent shall at all times be an independent contractor.

8.05 This Agreement shall be deemed performable at the Company's administrative office in Fort Worth, Texas, and it is agreed that the venue of any controversy arising out of this Agreement, or for the breach thereof, shall be in Tarrant County, Texas.

8.06 The General Agent shall not assign any of its rights or obligations under this Agreement without the prior written consent of the Company. No verbal modification will be recognized by any party hereto and this Agreement cannot be modified by any subsequent practices or course of dealing by the parties inconsistent herewith. If the Company or the General Agent shall fail to take advantage of a breach, if any, by another party of the terms, conditions, covenants, or any of them herein contained, such failure shall not be deemed to constitute, or be construed as, a waiver of any rights on the part of the General Agent or Company to thereafter enforce any of the said terms, conditions or covenants.

8.07 This Agreement may be amended, modified or supplemented only by a written instrument executed by all parties hereto. All such amendments or changes shall specify the effective date of such amendments or changes.

8.08 This Agreement supersedes any and all provisions, terms and/or conditions of any other general agency agreements, whether oral or written, by between and among the parties with respect to the subject matter hereof.

8.09     The General Agent shall notify the Company in writing within thirty
(30) days when there is a change in the ownership of 10% or more of the outstanding stock in the General Agent or when there is any change in the General Agent's principal officers or directors.

8.10 The General Agent shall not offset balances due under this Agreement against balances due or owing under any other contract.

8.11 This Agreement shall be interpreted in conformance with applicable Texas law and regulation. If it is found or ordered by a court or regulatory body that any provision or term of this Agreement does not conform to such law or regulation then this Agreement shall be deemed to be amended, and modified to be in accordance with such law. However, where this Agreement is found not to comply with applicable law or regulations, the Company may in its sole discretion terminate this Agreement immediately and without prior notice.

                                   ARTICLE IX
                                  ARBITRATION

9.01 As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising between the Company, on the one hand, and the General

Agent, on the other hand, with respect to this Agreement or with respect to the General Agent's and/or the Company's obligations hereunder, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration.

9.02 The Company shall choose one arbiter (an "Arbiter") and the General Agent shall choose one Arbiter. An umpire (an "Umpire") shall be chosen by the two Arbiters, all of whom shall be active or retired disinterested executive officers of property and casualty insurance or reinsurance companies.

9.03 Both the General Agent and the Company shall choose an Arbiter within 30 days following a written request by one party to the other to name an Arbiter. In the event either the Company or the General Agent fails to choose an Arbiter within this time period, the party who has chosen its Arbiter may choose the unchosen Arbiter. Thereafter, the Arbiters shall choose an Umpire before entering upon arbitration. If the Arbiters fail to agree upon the selection for the Umpire within 30 days following their appointment, each Arbiter shall name three nominees, of whom the other shall decline two and the decision shall be made by drawing lots.

9.04 Each side shall present its case to the Arbiters and Umpire, in a hearing in Dallas, Texas. The Arbiters and Umpire shall consider this Agreement as an honorable engagement, as well as a legal obligation, and they are relieved of all judicial formalities and may abstain from following the strict rules of law regarding entering of evidence. The decision in writing by a majority of the Arbiters and Umpire when filed with the Company and the General Agent shall be final and binding. Judgment upon the final decision of the Arbiters and Umpire may be entered in any court of competent jurisdiction.

9.05 In the event of a dispute between the Company and the General Agent concerning this Agreement and the Quota Share Reinsurance Agreement between the Company and the Reinsurer, regardless of whether either party has claims against the Reinsurer, the entire dispute between the Company and the General Agent shall be subject to arbitration as provided under this Article IX.

9.06 The costs of the arbitration, including the fees of the Arbiters and the Umpire, shall be borne equally by the sides unless the Arbiters and Umpire shall decide otherwise.

9.07 This Agreement shall be interpreted under the laws of Texas and the arbitration shall be governed by the Texas Arbitration Code.

                                   ARTICLE X
                                    PRIVACY

10.01 The General Agent shall provide to each new policyholder, prior to or upon the issuance of any Policies written under this Agreement, and in accordance with applicable state and federal laws, an initial notice of the Company's privacy policies and practices. Not less than annually thereafter, the General Agent, upon the request of the Company, distribute a copy of the Company's annual privacy notice, as may be amended from time to time, to each existing policyholder. In addition, the General Agent shall, upon the request of the Company, distribute revised privacy notices and opt-out notices as applicable to each policyholder to reflect any revisions which may be made to the Company's privacy policies and practices. In each case, the Company shall be responsible for providing the Agency with a copy of the form for its privacy policies and practices notice, which forms the General Agent shall use to create and deliver the notices described herein, at the Agency's sole cost and expense. These notices shall be created and delivered independent of any separate legal obligation the General Agent may have to create and deliver its own such notices.

10.02 The General Agent shall not disclose or use any nonpublic personal financial information or nonpublic personal health information related to any policyholder, or to any consumer or customer (as such terms are defined under applicable state and federal privacy laws), except as necessary to carry out its duties and obligations under this Agreement or as otherwise permitted under applicable state or federal law.

10.03 The General Agent shall develop and implement, in accordance with applicable state and federal laws, a comprehensive written information security program designed to (i) ensure the security and confidentiality of nonpublic personal financial information and nonpublic personal health information related to any policyholder, or to any consumer or customer (as such terms are defined under applicable state and federal privacy laws), (ii) protect against any anticipated threats or hazards to the security or integrity of such information, and (iii) protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to any customer.

         IN WITNESS WHEREOF, the Parties hereto by their respective duly authorized representatives have executed this Agreement as of the date first above written.



STATE NATIONAL INSURANCE COMPANY, INC.


BY:  /s/
   -------------------------------------------------------

ITS:   President
    ------------------------------------------------------

DATE:   3/11/04
     -----------------------------------------------------


TOWER RISK MANAGEMENT CORP.


BY:  /s/
   -------------------------------------------------------

ITS:   Vice President
    ------------------------------------------------------

DATE:   March 4, 2004
     -----------------------------------------------------



TOWER INSURANCE COMPANY OF NEW YORK


BY:   /s/
   -------------------------------------------------------

ITS:   Vice President
    ------------------------------------------------------

DATE:  March 4, 2004
     -----------------------------------------------------


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